Exhibit 3.18

BYLAWS

OF

PRIMO PIATTO, INC.

ARTICLE 1

OFFICES

Section 1.1     REGISTERED OFFICE.

The registered office of the corporation in Minnesota is the place designated in the Articles of Incorporation as the registered office of the corporation. The corporation may change its registered office in accordance with Chapter 302A, Minnesota Statutes, as amended from time to time (hereinafter, “Chapter 302A”).

Section 1.2     PRINCIPAL EXECUTIVE OFFICE.

The principal executive office of the corporation is the office where the President has an office.

Section 1.3    OTHER OFFICES.

The corporation may have such other offices and places of business, within or without the State of Minnesota, as the directors may from time to time designate or the business of the corporation may require.

ARTICLE 2

SHAREHOLDER MEETINGS

Section 2.1     REGULAR MEETINGS.

2.1.1    Frequency. Regular meetings of shareholders may be held on an annual or other less frequent periodic basis, but need not be held unless required by Subsection 2.1.2.

2.1.2    Shareholder Demand. If a regular meeting of shareholders has not been held during the immediately preceding fifteen (15) months, a shareholder or shareholders holding three (3) percent or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders in accordance with Chapter 302A.

2.1.3    Time; Place. A regular meeting, if any, shall be held on the day or date and at the time and place designated by the Board or, absent such determination, by the President, except that a meeting called by the demand of a shareholder or shareholders pursuant to Subsection 2.1.2 shall be held in the county where the principal executive office of the corporation is located.

2.1.4    Elections Required; Other Business. At each regular meeting of shareholders, there shall be an election of qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six (6) months after the date of the meeting. No other particular business is required to be transacted at a regular meeting. Any business appropriate for action by the shareholders may be transacted at a regular meeting.

Section 2.2    SPECIAL MEETINGS.

2.2.1    Call. Special meetings of the shareholders may be called for any purpose or purposes at any time by:

(a)	The President;

(b)	The Treasurer;

(c)	Two (2) or more directors; or

(d)	A shareholder or shareholders holding ten (10) percent or more of the voting power of all shares entitled to vote.
2.2.2    Call by the President, the Treasurer or Directors. A special meeting called by the President, the Treasurer or two (2) or more directors shall be held on the date at the time and place fixed by the President or the Board.

2.2.3    Call by Shareholders. A shareholder or shareholders holding (10) ten percent or more of the voting power of all shares entitled to vote may demand a special meeting of shareholders by written notice of demand given to the President or Treasurer of the corporation and containing the purposes of the meeting. Within thirty (30) days after receipt of the demand by one of those officers, the Board shall cause a special meeting of shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the corporation. If the Board fails to cause a special meeting to be called and held as required by this subsection, the shareholder or shareholders making the demand may call the meeting by giving notice as required by Section 2.3 below, all at the expense of the corporation.

2.2.4    Business Limited. The business transacted at a special meeting is limited to the purposes stated in the notice of the meeting. Any business transacted at a special meeting that is ·not included in those stated purposes is voidable by or on behalf of the corporation, unless all of the shareholders have waived notice of the meeting in accordance with Section 2.3.4 below.

Section 2.3     NOTICE.

2.3.1    To Whom Given. Notice of all meetings of shareholders shall be given to every holder of shares entitled to vote, except where the meeting is an adjourned meeting and the date, time, and place of the meeting were announced at the time of adjournment.

2.3.2    When Given. The notice shall be given at least three (3)days and not more than sixty (60)days before the date of the meeting.

2.3.3    Contents. The notice shall contain the date, time, and place of the meeting, and any other information required by Chapter 302A. In the case of a special meeting, the notice shall contain a statement of the purposes of the meeting. The notice may also contain any other information deemed necessary or desirable by the Board of Directors or by any other person or persons calling the meeting.•

2.3.4    Waiver; Objections. A shareholder may waive notice of a meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a shareholder at a meeting is a waiver of notice of that meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 2.4     QUORUM.

The holders of a majority of the voting power of the shares entitled to vote at a meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though the withdrawal of a number of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.

Section 2.5     VOTING.

2.5.1    Majority Required. The shareholders shall take action by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote.

2.5.2    Voting by Proxy. A shareholder may cast or authorize the casting of a vote by filing a written appointment of a proxy with an officer of the corporation at or before the meeting at which the appointment is to be effective.

Section 2.6     RECORD DATE.

The Board of Directors may fix a date not more than sixty (60) days before the date of a meeting of shareholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting. When a date is so fixed, only shareholders on that date are entitled to notice of and permitted to vote at the meeting of shareholders.

Section 2.7     ACTION WITHOUT A MEETING.

An action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action. The written action is effective when it has been signed by all of those shareholders, unless a different effective time is provided in the written action. The written action may be signed in counterparts.

ARTICLE 3

BOARD OF DIRECTORS

Section 3.1     BOARD TO MANAGE.

The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, subject to the provisions of Section 3.3 and any shareholder control agreement entered into in accordance with Chapter 302A.

Section 3.2     NUMBER; QUALIFICATIONS AND TERMS.

The Board of Directors shall consist of one or more directors as shall be determined by the shareholders, from time to time, prior to the election of directors. The Board of Directors may, however, increase the number of directors at any time. Directors shall serve for a term specified by the shareholders at the time of election, which term shall not exceed five (5) years. A director shall hold office for the term for which the director was elected and until a successor is elected and has qualified, or until the earlier death, resignation, removal, or disqualification of the director.

Section 3.3     SHAREHOLDER MANAGEMENT.

The holders of the shares entitled to vote for directors of the corporation may, by unanimous affirmative vote, take any action that Chapter 302A requires or permits the Board to take or the shareholders to take after action or approval of the Board.

Section 3.4     MEETINGS.

3.4.1    Time; Place. Meetings of the Board of Directors may be held from time to time at any place within or without the State of Minnesota that the Board of Directors may select or by any means described in Subsection 3.4.2. If the Board of Directors fails to select a place for a meeting, the meeting shall be held at the principal executive office.

3.4.2     Electronic Communications.

(a)    A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board meeting, if the same notice is given of the conference as would be required by Subsection 3.4.3 for a meeting, and if the numbers participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

(b)    A director may participate in a Board meeting not described in Subparagraph (a) above by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

3.4.3    Calling Meetings; Notice. A director may call a Board meeting by giving three (3) days’ notice to all directors of the date, time, and place of the meeting. The notice need not state the purpose of the meeting. If the day or date, time, and place of a Board meeting have been announced at a previous meeting of the Board, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken.

3.4.4    Wavier of Notice. A director may waive notice of a meeting of the Board. A waiver of notice by a director entitled to notice is effective whether given before, at, or after the meeting, and whether given in writing, orally, or by attendance. Attendance by a director at a meeting is a waiver of notice of that meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

3.4.5    Quorum. A majority of the directors currently holding office is a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.

3.4.6    Act of the Board. The Board shall take action by the affirmative vote of a majority of directors present at a duly held meeting, except where Chapter 302A requires the affirmative vote of a larger proportion or number. Directors may not vote by proxy.

3.4.7    Action Without Meeting. An action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors. The written action may be signed in counterparts.

Section 3.5     RESIGNATION.

A director may resign at any time by giving written notice to the corporation. The resignation is effective without acceptance when the notice is given to the corporation, unless a later effective time is specified in the notice.

Section 3.6     REMOVAL OF DIRECTORS.

3.6.1    Removal by Directors. A director may be removed at any time, with or without cause, if:

(a)	The director was named by the Board to fill a vacancy;

(b)	The shareholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal; and

(c)	A majority of the remaining directors present affirmatively vote to remove the director.
3.6.2    Removal by Shareholders. Any one or all of the directors may be removed at any time, with or without cause, by the affirmative vote of the holders of the proportion or number of the voting power of the shares of the classes or series the director represents sufficient to elect them, except as provided in subdivision 3.6.3.

3.6.3    Exception for Corporation with Cumulative Voting. In a corporation having cumulative voting, unless the entire Board is removed simultaneously, a director is not removed from the board if there are cast against removal of the director the votes of a proportion of the voting power sufficient to elect the director at an election of the entire Board under cumulative voting.

3.6.4    Election of Replacements. New directors may be elected at a meeting at which directors are removed. If the corporation allows cumulative voting and a shareholder notifies the presiding officer at any time prior to the election of new directors of intent to cumulate the votes of the shareholder, the presiding officer shall announce before the election that cumulative voting is in effect, and shareholders shall cumulate their votes as provided in Chapter 302A.

Section 3.7    VACANCIES.

3.7.1    Death, Resignation, Removal or Disqualification. Vacancies on the Board resulting from the death, resignation, removal, or disqualification of a director shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, or by the shareholders.

3.7.2    Newly Created Directorships. Vacancies on the Board resulting from newly created directorships shall be filled by the affirmative vote of a majority of the directors serving at the time of the increase or by the shareholders.

3.7.3    Duration of Term. Each director elected under this section to fill a vacancy holds office until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders, or until the earlier death, resignation, disqualification or removal of the director.

Section 3.8    COMMITTEES.

A resolution approved by the affirmative vote of a majority of the Board may establish committees having the authority of the Board in the management of the business of the corporation only to the extent provided in the resolution. Committees are subject at all times to the direction and control of the Board, except as provided in Chapter 302A. A committee member need not be a director.

Section 3.9    ABSENT DIRECTORS.

A director may give advance written consent or opposition to a proposal to be acted on at a meeting of the Board in accordance with Chapter 302A.

ARTICLE 4

OFFICERS

Section 4.1     ELECTION, TERM; NUMBER.

The officers of the corporation shall be elected or appointed by the Board. The officers of the corporation shall consist of a President, Treasurer, and such other officer or officers as may be elected or appointed by the Board. A person may hold more than one office. The officers shall perform such duties and have such responsibilities as provided for in these By-Laws or as otherwise determined by the Board. The terms of office with respect to each officer shall be prescribed by the Board at the time of election of the officers, and absent the specification of a term, the term shall be at the pleasure of the Board.

Section 4.2     DUTIES.

4.2.1    President. The President shall be the Chief Executive Officer of the corporation, and shall have the general active management of the business of the corporation in addition to the duties and powers prescribed by the Board or specified by Chapter 302A.

4.2.2    Vice Presidents. The Vice Presidents, if any, in the order designated by the Board, shall perform the duties and exercise the powers of the Chief Executive Officer in his absence or upon his incapacity and shall perform such other duties as the Board may from time to time prescribe or as may be delegated by the Chief Executive Officer.

4.2.3    Treasurer. The Treasurer shall be the Chief Financial Officer of the corporation and shall have and exercise the duties and powers prescribed by the Board or specified by Chapter 302A.

4.2.4    Secretary. The Secretary`, if any, shall attend all meeting of the Board, committees thereof, if any, and all meetings of the shareholders and record all votes and minutes of all proceedings in a book kept for that purpose. The Secretary shall give or cause to be given notice of all meetings of the shareholders and of the Board and of committees, if any, and shall perform such other duties as may be prescribed by the Board or delegated to him by the Chief Executive Officer or the Chief Financial Officer. He shall cause and affix the seal of the corporation, to the extent the corporation shall have one, to any instrument requiring the same. If there is no Secretary, then the duties and responsibilities provided for herein shall be discharged by the Chief Executive Officer.

Section 4.3     RESIGNATION.

An officer may resign at any time by giving written notice to the corporation. The resignation is effective without acceptance when the notice is given to the corporation, unless a later effective date is specified in the notice.

Section 4.4     REMOVAL.

An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present, subject to the provisions of a shareholder control agreement, if any. The removal is without prejudice to any contractual rights of the officer.

Section 4.5     VACANCIES.

If any office becomes vacant by reason of death, resignation, retirement, disqualification, removal, or other cause, the directors then in office, although less than a quorum, may, or in the case of a vacancy in the office of President or Treasurer shall, by a majority vote choose a successor or successors who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 4.6     DELEGATION.

Unless prohibited by a resolution approved by the affirmative vote of the Board, an officer of the corporation may delegate some or all of the duties and powers of an office to other persons, provided that such delegation is in writing. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

ARTICLE 5

SHARES

Section 5.1     TYPE OF CERTIFICATE.

Certificates of shares, if any, of the corporation shall be in such form as approved by the Board. Each certificate shall be signed by the President or the Treasurer. Such signature and the corporate seal, if any, may be facsimiles, engraved, printed, placed, stamped with indelible ink, or affixed in any other manner reproduced on any document.

Section 5.2     TRANSFER OF SHARES.

Transfer of certified shares shall be made on the records of the corporation only by the shareholder named in the certificate or certificates or by the duly authorized attorney in fact, and upon surrender of the certificate or certificates therefor properly endorsed. The transfer of uncertificated shares, if any, shall be made by the means determined by the Board.

Section 5.3    LOST, STOLEN OR DESTROYED CERTIFICATES.

Any shareholder claiming a certificate of certificated shares to be lost, stolen or destroyed shall make an affidavit or affirmation of that fact in such form as the Board may require, and shall, if the Board so requires, give the corporation a bond of indemnity in form and with one (1) or more sureties satisfactory to the Board in an amount at least double the value of the stock represented by such certificate, whereupon a new certificate may be issued of the same number of shares as the one alleged to have been lost, stolen or destroyed.

Section 5.4     UNCERTIFICATED SHARES.

Some or all of any or all classes and series of the shares of stock of this corporation, upon a resolution approved by the Board, may be uncertificated shares. Within twenty (20) calendar days after the issuance or transfer of uncertificated shares, the Chief Executive Officer shall send to the shareholder such notice as is required by Chapter 302A.

ARTICLE 6

INDEMNIFICATION

Section 6.1     DEFINITIONS.

For purposes of this section, the terms defined in this Section have the meanings given them.

6.1.1     Official Capacity. “Official capacity” means (a) with respect to a director, the -position of director in a corporation, (b) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the Board, or the employment or agency relationship undertaken by an employee or agent of the corporation, and (c) with respect to a director, officer, employee, or agent of the corporation who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, employee, or agent, as the case may be, of the other organization or employee benefit plan.

6.1.2    Proceeding. “Proceeding” means a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

Section 6.2    INDEMNIFICATION REQUIRED.

The corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(a)
Has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(b)	Acted in good faith;

(c)	Received no improper personal benefit and the provisions of Chapter 302A relating to director conflicts of interest, if applicable, have been satisfied;

(d)	In the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(e)
In the case of acts or omissions occurring in the official capacity described in Subsection 6.1.1, clause (a)or (b), reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions occurring in the official capacity described in Subsection 6.1.1, clause (c), reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

Section 6.3     ADVANCES.

If a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in Section 6.2 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this Article. The written undertaking required by clause (a) is an unlimited general obligation of the person making it, but need not be secured and shall be accepted without reference to financial ability to make the repayment.

Section 6.4     REIMBURSEMENT TO WITNESSES.

This Article does not require, or limit the ability of, the corporation to reimburse expenses, including attorneys’ fees and disbursements, incurred by a person in connection with an appearance as a witness in a proceeding at a time when the person has not been made or threatened to be made a party to a proceeding.

Section 6.5     DETERMINATION OF ELIGIBILITY.

6.5.1    Procedure Generally. All determinations whether indemnification of a person is required because the criteria set forth in Section 6.2 have been satisfied and whether a person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 6.3 shall be made:

(a)	By the board by a majority of a quorum. Directors who are at the time parties to the proceeding shall not be counted for determining either a majority or the presence of a quorum;

(b)	If a quorum under clause (a) cannot be obtained, in accordance with Chapter 302A; or

(c)
If an adverse determination is made or if no determination is made within sixty (60) days after the termination of a proceeding or after a request for an advance of expenses, as the case may be, by a court in this state, which may be the same court in which the proceeding involving the person’s liability took place, upon application of the person and any notice the court requires.

6.5.2    Alternative Procedure for Non-Management. With respect to a person who is not, and was not at the time of the acts or omissions complained of in the proceedings, a director, officer, or person possessing, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation, the determination whether indemnification of this person is required because the criteria set forth in Section 6.2 have been satisfied and whether this person is entitled to payment or reimbursement of expenses in advance of the final disposition of a proceeding as provided in Section 6.3 may be made by an annually appointed committee of the board, having at least one member who is a director. The committee shall report at least annually to the board concerning its actions.

Section 6.6     DISCLOSURE.

If the corporation indemnifies or advances expenses to a person in .accordance with· this section in connection with a proceeding by or on behalf of the corporation, it shall report the amount of the indemnification or advance and to whom and on whose behalf it was made as part of the annual financial statements furnished to shareholders pursuant to Chapter 302A covering the period when the indemnification or advance was paid or accrued under the accounting method of the corporation reflected in the financial statements.

ARTICLE 7

MISCELLANEOUS

Section 7.1     CORPORATE SEAL.

The corporation may, but need not, have a corporate seal, and the use or non-use of a corporate seal shall not affect the validity, recordability, or enforceability of a document or act. If the corporation has a corporate seal, the use of the seal by the corporation on a document is not necessary. The seal need only include the word “Seal”, but it may also include, at the discretion of the Board, such additional wording as is permitted by Chapter
302A.

Section 7.2     FISCAL YEAR.

The fiscal year of this corporation shall be as determined by resolution of the Board.

Section 7.3     COMPUTATION OF TIME.

Whenever notice is required to be given pursuant to these Bylaws, the day upon which notice is personally served, deposited in the mail, given by telegram, telex, telecopied or otherwise delivered, shall not be counted for the purpose of computing the time period of the notice. All notice periods shall be computed in calendar days.

Section 7.4     AMENDMENTS TO BY-LAWS.

These Bylaws may be amended or altered by the Board at any meeting. The Board shall not, however, adopt, amend or repeal a Bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a Bylaw to increase the number of directors. Such authority of the Board is subject to the power of the shareholders to change or repeal such Bylaws.

THESE BYLAWS WERE ADOPTED ON
MAY 29, 1997
BY RESOLUTION OF THE BOARD OF DIRECTORS OF
PRIMO PIATTO, INC.

/s/ John C. Lawrie
JOHN C. LAWRIE, SECRETARY